Exhibit 10.12

[Wells Fargo Logo]	John E. Ray	Ventura County Commercial Banking Office
	Vice President	460 East Esplanade Drive, Suite 100
	Senior Relationship Manager	Oxnard, CA 93036
805 278-9603
805 278-0639 Fax

August 1, 2003

Interlink Electronics, Inc.

546 Flynn Road

Camarillo, CA 93012

Gentlemen:

This letter amendment (this “Amendment”) is to confirm the changes agreed upon between WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”) and INTERLINK ELECTRONICS, INC. (“Borrower”) to the terms and conditions of that certain letter agreement between Bank and Borrower dated as of June 1, 2002, as amended from time to time (the “Agreement”). For valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Borrower hereby agree that the Agreement shall be amended as follows to reflect said changes.

1. The Agreement is hereby amended by deleting “Five Million Dollars ($5,000,000.00)” as the maximum principal amount available under the Line of Credit, and by substituting for said amount “Three Million Dollars ($3,000,000.00),” with such change to be effective upon the execution and delivery to Bank of a promissory note substantially in the form of Exhibit A attached hereto (which promissory note shall replace and be deemed the Line of Credit Note defined in and made pursuant to the Agreement) and all other contracts, instruments and documents required by Bank to evidence such change.

2. Paragraphs I.1 (b) and I.1 (c) are hereby relettered as Paragraphs I.1 (c) and I.1 (d), and the following is hereby added to the Agreement as the new Paragraph 1.1 (b):

“(b) Limitation on Borrowings. Outstanding borrowings under the Line of Credit, to a maximum of the principal amount set forth above, shall not at any time exceed

Interlink Electronics, Inc.

August 1, 2003

an aggregate of sixty-five percent (65%) of Borrower’s eligible accounts receivable. All of the foregoing shall be determined by Bank upon receipt and review of all collateral reports required hereunder and such other documents and collateral information as Bank may from time to time require. Borrower acknowledges that said borrowing base was established by Bank with the understanding that, among other items, the aggregate of all returns, rebates, discounts, credits and allowances for the immediately preceding three (3) months at all times shall be less than five percent (5%) of Borrower’s gross sales for said period. If such dilution of Borrower’s accounts for the immediately preceding three (3) months at any time exceeds five percent (5%) of Borrower’s gross sales for said period, or if there at any time exists any other matters, events, conditions or contingencies which Bank reasonably believes may affect payment of any portion of Borrower’s accounts, Bank, in its sole discretion, may reduce the foregoing advance rate against eligible accounts receivable to a percentage appropriate to reflect such additional dilution and/or establish additional reserves against Borrower’s eligible accounts receivable.

As used herein, “eligible accounts receivable” shall consist solely of trade accounts created in the ordinary course of Borrower’s business, upon which Borrower’s right to receive payment is absolute and not contingent upon the fulfillment of any condition whatsoever, and in which Bank has a perfected security interest of first priority, and shall not include:

(i) any account which is past due more than twice Borrower’s standard selling terms;

(ii) that portion of any account for which there exists any right of setoff, defense or discount (except regular discounts allowed in the ordinary course of business to promote prompt payment) or for which any defense or counterclaim has been asserted;

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August 1, 2003

(iii) any account which represents an obligation of any state or municipal government or of the United States government or any political subdivision thereof (except accounts which represent obligations of the United States government and for which the assignment provisions of the Federal Assignment of Claims Act, as amended or recodified from time to time, have been complied with to Bank’s satisfaction);

(iv) any account which represents an obligation of an account debtor located in a foreign country;

(v) any account which arises from the sale or lease to or performance of services for, or represents an obligation of, an employee, affiliate, partner, member, parent or subsidiary of Borrower;

(vi) that portion of any account, which represents interim or progress billings or retention rights on the part of the account debtor;

(vii) any account which represents an obligation of any account debtor when twenty percent (20%) or more of Borrower’s accounts from such account debtor are not eligible pursuant to (i) above;

(viii) that portion of any account from an account debtor which represents the amount by which Borrower’s total accounts from said account debtor exceeds twenty-five percent (25%) of Borrower’s total accounts;

(ix) any account deemed ineligible by Bank when Bank, in its sole discretion, deems the creditworthiness or financial condition of the account debtor, or the industry in which the account debtor is engaged, to be unsatisfactory.”

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August 1, 2003

3. Paragraph 4 is hereby deleted in its entirety, and the following substituted therefor:

“4. COLLATERAL:

As security for all indebtedness of Borrower to Bank subject hereto, Borrower hereby grants to Bank security interests of first priority in all Borrower’s accounts receivable and other rights to payment, general intangibles, inventory and equipment, including but not limited to its interest in any Subsidiary (as defined below).”

4. Paragraph II.3 is hereby deleted in its entirety, and the following substituted therefor:

“3. Unused Commitment Fee. Borrower shall pay to Bank a fee equal to one and one-half percent (1.500%) per annum (computed on the basis of a 360-day year, actual days elapsed) on the average daily unused amount of the Line of Credit, which fee shall be calculated on a quarterly basis by Bank and shall be due and payable by Borrower in arrears on each March 31, June 30, September 30 and December 31.”

5. Paragraphs V.9, V.10, V.11, V.12, V.13, V.14, V.15 and V.16 are hereby renumbered as Paragraphs V.10, V.11, V.12, V.13, V.14, V.15, V.16 and V.17, respectively and the following is hereby added to the Agreement as the new Paragraph V.9:

“V.9. Financial Condition. Maintain Borrower’s financial condition as follows using generally accepted accounting principles consistently applied and used consistently with prior practices (except to the extent modified by the definitions herein):

(a) Tangible Net Worth not less than $16,300,000.00, determined as of each fiscal quarter end, increasing as of each fiscal quarter end (commencing with FQE 9/30/03) on a cumulative basis by the sum of 85% of Borrower’s net income (with no deduction for losses) and 100% of net proceeds of issuance of stock during each such fiscal quarter, with “Tangible Net Worth” defined as the aggregate of total stockholders’ equity plus subordinated debt less any intangible assets.

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August 1, 2003

(b) Total Liabilities divided by Tangible Net Worth not at any time greater than 0.75 to 1.0, with “Total Liabilities” defined as the aggregate of current liabilities and non-current liabilities less subordinated debt, and with “Tangible Net Worth” as defined above.

(c) Quick Ratio not at any time less than 2.25 to 1.0, with “Quick Ratio” defined as the aggregate of unrestricted cash, unrestricted marketable securities and receivables convertible into cash divided by total current liabilities.

(d) Net income after taxes not less than $1.00 on an annual basis, determined as of each fiscal year end, and pre-tax profit not less than $50,000.00 on a quarterly basis, determined as of each fiscal quarter end.”

6. Paragraph V.10 is hereby deleted in its entirety, and the following substituted therefor:

“10. Capital Expenditures. Not make any additional investment in fixed assets in any fiscal year in excess of an aggregate of $750,000.00.”

7. Paragraph V.17 is hereby deleted in its entirety, and the following substituted therefor:

“17. Pledge of Assets. Not mortgage, pledge, grant or permit to exist, nor permit any Subsidiary to mortgage, pledge, grant or permit to exist, a security interest in, or lien upon, all or any portion of Borrower’s or any Subsidiary’s assets now owned or hereafter acquired, except for (a) any of the foregoing in favor of Bank, (b) any of the foregoing which are existing as of, and disclosed to Bank in writing prior to, the date hereof, (c) purchase money security interests in equipment which are granted hereafter to secure purchase money borrowings from lenders other than Bank or Borrower so long as such borrowings are permitted under (and within the limits of) paragraph 13 above, and (d) security interests granted hereafter by the Existing Japanese

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August 1, 2003

Subsidiary in its assets to secure its borrowings from lenders other than Bank so long as such borrowings are permitted under (and within the limits of) paragraph 12 above.”

8. Except as specifically provided herein, all terms and conditions of the Agreement remain in full force and effect, without waiver or modification. All terms defined in the Agreement shall have the same meaning when used herein. This Amendment and the Agreement shall be read together, as one document.

9. Borrower hereby remakes all representations and warranties contained in the Agreement and reaffirms all covenants set forth therein. Borrower further certifies that as of the date of Borrower’s acknowledgment set forth below there exists no default or defined event of default under the Agreement or any promissory note or other contract, instrument or document executed in connection therewith, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute such a default or defined event of default.

Your acknowledgment of this Amendment shall constitute acceptance of the foregoing terms and conditions.

Sincerely,

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ JOHN E. RAY

John E. Ray
Vice President

Acknowledged and accepted as of 10/6/03:

INTERLINK ELECTRONICS, INC.

By:	/s/ PAUL D. MEYER

Title:	CFO

EXHIBIT A

WELLS FARGO	REVOLVING LINE OF CREDIT NOTE

$3,000,000.00	Oxnard, California August 1, 2003

FOR VALUE RECEIVED, the undersigned Interlink Electronics, Inc. (“Borrower”) promises to pay to the order of WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”) at its office at Ventura LPO, 460 E. Esplanade Drive Suite 100, Oxnard, CA 93030, or at such other place as the holder hereof may designate, in lawful money of the United States of America and in immediately available funds, the principal sum of $3,000,000.00, or so much thereof as may be advanced and be outstanding, with interest thereon, to be computed on each advance from the date of its disbursement as set forth herein.

1.	INTEREST:

1.1 Interest. The outstanding principal balance of this Note shall bear interest (computed on the basis of a 360-day year, actual days elapsed) at a rate per annum 1.00000% above the Prime Rate in effect from time to time. The “Prime Rate” is a base rate that Bank from time to time establishes and which serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto. Each change in the rate of interest hereunder shall become effective on the date each Prime Rate change is announced within Bank.

1.2 Payment of Interest. Interest accrued on this Note shall be payable on the 1st day of each month, commencing September 1, 2003.

1.3 Default Interest. From and after the maturity date of this Note, or such earlier date as all principal owing hereunder becomes due and payable by acceleration or otherwise, the outstanding principal balance of this Note shall bear interest until paid in full at an increased rate per annum (computed on the basis of a 360-day year, actual days elapsed) equal to 4% above the rate of interest from time to time applicable to this Note.

2.	BORROWING AND REPAYMENT:

2.1 Borrowing and Repayment. Borrower may from time to time during the term of this Note borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions of this Note and of any document executed in connection with or governing this Note; provided however, that the total outstanding borrowings under this Note shall not at any time exceed the principal amount stated above. The unpaid principal balance of this obligation at any time shall be the total amounts advanced hereunder by the holder hereof less the amount of principal payments made hereon by or for any Borrower, which balance may be endorsed hereon from time to time by the holder. The outstanding principal balance of this Note shall be due and payable in full on June 1, 2004.

2.2 Advances. Advances hereunder, to the total amount of the principal sum available hereunder, may be made by the holder at the oral or written request of (a) Paul Meyer or Sharon McCracken, any one acting alone, who are authorized to request advances and direct the disposition of any advances until written notice of the revocation of such authority is received by the holder at the office designated above, or (b) any person, with respect to advances deposited to the credit of any deposit account of any Borrower, which advances, when so deposited, shall be conclusively presumed to have been made to or for the benefit of each Borrower regardless of the fact that persons other than those authorized to request advances may have authority to draw against such account. The holder shall have no obligation to determine whether any person requesting an advance is or has been authorized by any Borrower.

2.3 Application of Payments. Each payment made on this Note shall be credited first, to any interest then due and second, to the outstanding principal balance hereof.

3.	EVENTS OF DEFAULT:

The occurrence of any of the following shall constitute an “Event of Default” under this Note:

3.1 The failure to pay any principal, interest, fees or other charges when due hereunder or under any contract, instrument or document executed in connection with this Note.

3.2 The filing of a petition by or against any Borrower, any guarantor of this Note or any general partner or joint venturer in any Borrower which is a partnership or a joint venture (with each such guarantor, general partner and/or joint venturer referred to herein as a “Third Party Obligor”) under any provisions of the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time, or under any similar or other law relating to bankruptcy, insolvency, reorganization or other relief for debtors; the appointment of a receiver, trustee, custodian or liquidator of or for any part of the assets or property of any Borrower or Third Party Obligor; any Borrower or Third Party Obligor becomes insolvent, makes a general assignment for the benefit of creditors or is generally not paying its debts as they become due; or any attachment or like levy on any property of any Borrower or Third Party Obligor.

3.3 The death or incapacity of any individual Borrower or Third Party Obligor, or the dissolution or liquidation of any Borrower or Third Party Obligor which is a corporation, partnership, joint venture or other type of entity.

3.4 Any default in the payment or performance of any obligation, or any defined event of default, under any provisions of any contract, instrument or document pursuant to which any Borrower or Third Party Obligor has incurred any obligation for borrowed money, any purchase obligation, or any other liability of any kind to any person or entity, including the holder.

3.5 Any financial statement provided by any Borrower or Third Party Obligor to Bank proves to be incorrect, false or misleading in any material respect.

3.6 Any sale or transfer of all or a substantial or material part of the assets of any Borrower or Third Party Obligor other than in the ordinary course of its business.

3.7 Any violation or breach of any provision of, or any defined event of default under, any addendum to this Note or any loan agreement, guaranty, security agreement, deed of trust, mortgage or other document executed in connection with or securing this Note.

4.	MISCELLANEOUS:

4.1 Remedies. Upon the occurrence of any Event of Default, the holder of this Note, at the holder’s option, may declare all sums of principal and interest outstanding hereunder to be immediately due and payable without presentment, demand, notice of nonperformance, notice of protest, protest or notice of dishonor, all of which are expressly waived by each Borrower, and the obligation, if any, of the holder to extend any further credit hereunder shall immediately cease and terminate. Each Borrower shall pay to the holder immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys’ fees (to include outside counsel fees and all allocated costs of the holder’s in-house counsel), expended or incurred by the holder in connection with the enforcement of the holder’s rights and/or the collection of any amounts which become due to the holder under this Note, and the prosecution or defense of any action in any way related to this Note, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to any Borrower or any other person or entity.

4.2 Obligations Joint and Several. Should more than one person or entity sign this Note as a Borrower, the obligations of each such Borrower shall be joint and several.

4.3 Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of California.

IN WITNESS WHEREOF, the undersigned has executed this Note as of the date first written above.

Interlink Electronics, Inc.

By:

Title: